Exhibit 5.1

Our ref	FCT/818468-000001/28431850v3

JIADE LIMITED

Unit 2-02, Puningdun Business Plaza,

No. 1702 and 1706 Minjiang Road

Jinjiang District, Chengdu City,

Sichuan Province

The People’s Republic of China, 610000

26 January 2024

Dear Sirs or Madams:

We have acted as Cayman Islands legal advisers to JIADE LIMITED (the “Company”) in connection with the Company’s registration statement on Form F-1 (File No. 333-276283), including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company pursuant to the underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the representative (the “Representative”) of the underwriters named therein of up to 2,530,000 ordinary shares of a par value of US$0.01 each of the Company (the ” Ordinary Shares”), which include up to 330,000 Ordinary Shares issuable upon exercise of an over-allotment option granted by the Company to the underwriters (collectively, the “IPO Shares”).

We are furnishing this opinion as Exhibit 5.1 and 23.2 to the Registration Statement.

1             Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 20 February 2023 issued by the Registrar of Companies in the Cayman Islands.

1.2	The memorandum and articles of association of the Company as registered on 20 February 2023 (the ”Pre-IPO Memorandum and Articles”).

1.3	The amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 23 December 2023 and effective immediately prior to the completion of the Company’s initial public offering of the Ordinary Shares (the “Post-IPO Memorandum and Articles”).

1.4	The written resolutions of the board of directors of the Company dated 23 December 2023 (the “IPO Resolutions”).

1.5	The written resolutions of the shareholders of the Company dated 23 December 2023 (the “Shareholders’ Resolutions”).

1.6	A certificate from the sole director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.7	A certificate of good standing dated 11 January 2024 issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8	The Registration Statement.

1.9	A draft of the Underwriting Agreement (the “Transaction Document”).

2             Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Transaction Document has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Transaction Document is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Transaction Document has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Document.

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the IPO Shares.

2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Document.

2.9	No monies paid to or for the account of any party under the Transaction Document or any property received or disposed of by any party to the Transaction Document in each case in connection with the Transaction Document or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.10	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.11	The Company will receive money or money’s worth in consideration for the issuance of the IPO Shares and none of the IPO Shares were or will be issued for less than par value.

2.12	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

3             Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is, and immediately prior to the completion of the Company’s initial public offering of the Ordinary Shares, which will be US$2,000,000 divided into 200,000,000 shares of a par value of US$0.01 each.

3.3	The issue and allotment of the IPO Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, the IPO Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Material Income Tax Considerations - Cayman Islands Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4             Qualifications

In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings ” Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

Director’s Certificate

Jan 25 2024

To:	Maples and Calder (Hong Kong) LLP 26th Floor, Central Plaza 18 Harbour Road Wanchai, Hong Kong

Dear Sirs or Madams

JIADE LIMITED (the “Company”)

I, the undersigned, being the sole director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Pre-IPO Memorandum and Articles remain in full and effect and, except as amended by the resolutions as set out in the Shareholders’ Resolutions adopting the Post-IPO Memorandum and Articles, are otherwise unamended.

2	The IPO Resolutions were duly passed in the manner prescribed in the Pre-IPO Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The Shareholders’ Resolutions were duly passed in the manner prescribed in the Pre-IPO Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The authorised share capital of the Company is, and immediately prior to the completion of the Company’s initial public offering of the Ordinary Shares, will be US$2,000,000 divided into 200,000,000 shares of a par value of US$0.01 each.

5	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the IPO Shares or otherwise performing its obligations under the Registration Statement and the Documents.

6	The sole director of the Company at the date of the IPO Resolutions was Li Yuan.

7	The sole director of the Company considers the transactions contemplated by the Registration Statement and the Documents to be of commercial benefit to the Company and has acted bona fide, in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

8	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor shareholders of the Company have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company’s property or assets.

9	Upon the completion of the Company’s initial public offering of the Ordinary Shares, the Company will not be subject to the requirements of Part XVIIA of the Companies Act (As Revised) of the Cayman Islands.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ YUAN LI
Name:	YUAN LI
Title:	Director